Grant Thornton

Grant Thornton LLP
Chartered Accountants
Management Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
QSound Labs, Inc.

We have issued our report dated March 29, 2006 accompanying the consolidated financial statements of **QSound Labs, Inc.** appearing in the 2005 Annual Report of the Company to its shareholders included in the Annual Report on Form 20-F for the year ended December 31, 2005 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

Grant Thornton LLP

Calgary, Canada
April 28, 2006

Chartered Accountants

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